Exhibit 10.3

Form of Key Employee Agreement

Date:

Name:

Address:

Dear Mr./Ms. [•]:

On behalf of Lentuo International Inc., a limited liability company organized under the laws of the Cayman Islands (the “Company”), I am pleased to offer you the following appointment upon and subject to the following terms and conditions:

1.                                      Position and Duties

Your position will be [•].  In this role, you will report directly to [•].  Your duties will be commensurate with your position.

Except as may otherwise be approved in advance by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, you shall devote your full working time during the term of this letter of agreement to the services required of you under this letter of agreement.  You shall render your services exclusively to the Company during the term of this letter of agreement, and you shall use your best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of your position.

Notwithstanding any contrary provision herein, during the term of this letter of agreement, (i) you shall not work, in an independent, dependent or other capacity, for another company or entity directly or indirectly competing with the Company, and (ii) you shall not establish, purchase or acquire a direct or indirect interest in any other company or entity that directly or indirectly competes with the Company, provided that nothing in this clause shall preclude you from holding up to one percent (1%) of shares or other securities of any company or entity directly or indirectly competing with the Company that is listed on any securities exchange or recognized securities market anywhere.

2.                                      Employment Term

Your employment with the Company shall commence on [date] (the “Commencement Date”).  This letter of agreement shall have an initial term of [nine (9)] years, commencing on the Commencement Date, unless terminated earlier pursuant to the terms of this letter of agreement.  On every expiration date (the first expiration date being the fifth anniversary of the Commencement Date), this letter of agreement automatically shall renew for an additional one (1) year (the last day of each such one-year period also to be considered an expiration date) unless either you or the Company provides written notice of non-renewal to the other party at least three

(3) months prior to the automatic renewal date.  The period of your employment under this letter of agreement is referred to herein as the “Employment Term.”

3.                                      Working Hours, Compensation and Benefits

i.                                          Working Hours.

Normal work hours shall be eight (8) hours each day not including meals and rest, five (5) days per week, Monday to Friday.  The parties agree that your base salary specified in 3ii below takes into consideration the work you may undertake outside normal office hours and your working hours shall be the “flexible work hours,” which can ensure the proper completion of your work assignments hereunder.

ii.                                       Gross Base Salary.

Your gross base salary shall be RMB [•] per calendar year (pro rated for any portion thereof), subject to any change in your position.  Base salary shall be paid in accordance with the Company’s standard payroll practices.

iii.                                    Equity Compensation.

The Company may grant to you, under the Company’s 2010 Equity Incentive Plan, an option to purchase certain amount of ordinary shares of the Company.  The exercise price for this option shall be the “fair market value” of the Company’s ordinary shares on the date of grant.  The option shall vest according to the Company’s Equity Incentive Plan and grant agreements.

iv.                                   Other Benefits.

You will be eligible to participate in, and receive benefits in accordance with the terms and conditions of, the Company’s standard benefits programs, which currently include vacation, health care and pension.  The Company’s benefits programs may be changed by the Company in its sole discretion at any time.  You are responsible for paying all taxes that arise as a result of your participation in any benefit program.

v.                                      Expenses.

The Company will reimburse you for reasonable travel and other expenses incurred in the performance of your duties, in accordance with the Company’s expense reimbursement policies.

4.                                      Confidentiality/Intellectual Property Rights

You shall not, at any time during the Employment Term or after the termination of your employment with the Company for any reason whatsoever (without limit in point of time), unless authorized to do so by the Company or a court of competent jurisdiction or pursuant to applicable laws, divulge or communicate to any person, use for your own purposes or for any purposes other than those of the Company, or cause any unauthorized disclosure or publication of, any trade secrets, know-how or financial, trading or other information (i) relating to the business and affairs of the Company or any Affiliate (as defined below) of the Company or any of their (the Company’s or any Affiliate’s) customers, clients, suppliers or business associates, (ii) relating to any research, method, technique, process, design or invention which is carried out or used by the Company, any Company Affiliate, or any of their (the Company’s or any Affiliate’s) customers, clients, suppliers or business associates, or (iii) in respect of which the Company or any Affiliate of the Company is bound by an obligation of confidence towards any third party (the “Confidential Information”).  These restrictions shall cease to apply to any information or knowledge that may (other than through any unauthorized disclosure or default on your part) become available to the public generally.  For purposes of this letter of agreement, “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.  As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.  “Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

As a condition to your employment with the Company, you further agree that all intellectual property rights (including, without limitation, copyright, design right, trademark, know-how and patent, whether, as applicable, registered or unregistered, filed or not filed) subsisting in all drawings, plans, specifications, designs and other documents, assignments and works prepared or produced by you at any time in the course of your employment with the Company shall be the absolute property of the Company, and you shall, as soon as possible upon the Company’s request and at your own expense, execute such documents or do such other acts and things as the Company may require to vest such rights in full in the Company.  You agree to notify the Company promptly of any potential intellectual property created by you during the Employment Term.

In the event the Company incurs damages by your breach of the above confidentiality/intellectual property obligations, you shall pay default damages in an amount equal to twelve (12) times your average monthly compensation during the twelve (12) months immediately preceding your actual termination of employment (or, for purposes of the average monthly compensation calculation, the actual working months if your employment with the Company has been less than twelve (12) months).  If the Company’s damages cannot be fully recovered by the foregoing, the Company is entitled to institute a claim for damage through civil litigation.

5.                                      Non-Competition

i.                                          Non-Competition

By signing this letter of agreement, you agree that for a period of maximum two (2) years immediately following the termination of your relationship with the Company (the “Non-Compete Period”) for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or yourself, with or without notice, to the greatest extent permitted by applicable law, you will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate with, any business competitive with or similar to, or reasonably expected to be competitive with or similar to, that engaged in, or reasonably expected to be engaged in, by the Company or any Affiliate, including without limitation, providing research or product development services to other companies.  “Territory” shall mean the territory of the People’s Republic of China (the “PRC”), including Hong Kong, Macau and Taiwan for the purpose of this agreement.

By signing this letter of agreement, you acknowledge that you will derive significant value from the Company’s agreement to provide you with the Confidential Information to enable you to optimize the performance of your duties for the Company.  You further acknowledge that your fulfillment of the obligations contained in this letter of agreement, including, but not limited to, your obligation neither to disclose nor to use the Confidential Information other than for the Company’s exclusive benefit and your obligation not to compete contained in this subsection (i) above, is necessary to protect the Confidential Information of the Company and, consequently, to preserve the value and goodwill of the Company.  You further acknowledge the time, geographic and scope limitations of your obligations under this subsection (i) above are reasonable, especially in light of the Company’s desire to protect the Confidential Information, and that you will not be precluded from gainful employment if you are obligated not to compete with the Company during the period and within the Territory as described above.

The covenants contained in this subsection (i) above shall be construed as a series of separate covenants, one for each city, county, province, and state of any geographic area in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this subsection (i) above.  If, in any arbitration or litigation proceeding, the arbitration panel or court refuses to enforce any of such separate covenants, then such unenforceable covenant shall be eliminated from this letter of agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of this subsection (i) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by applicable law.

You further agree that in the event that you leave the employ of the Company, you hereby grant consent to notification by the Company to your new employer about your rights and obligations under this letter of agreement.

ii.                                       Non-Solicit

You agree that for a period of maximum seven (7) years immediately following the termination of your relationship with the Company for any reason, whether with or without cause or for any or no cause, you shall not either directly or indirectly solicit, induce, hire or encourage any employees of the Company to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company or any suppliers, customers or consultants of the Company, either for yourself or for any other person or entity.

iii.                                    Non-Disparage

Following the termination of your employment, you agree to refrain from any disparagement, criticism, defamation, or slander of the Company, Company Affiliates,

and their (the Company’s and Affiliate’s) directors, officers, and employees.  The foregoing restriction will not apply to any statements that are made truthfully in response to, or in connection with, a compulsory legal process.

6.                                      Termination of Employment

i.                                          Termination Without Cause.

General.  The Company shall have the right to terminate your employment for any ground permitted under applicable law.  If, prior to the expiration of this letter of agreement, your employment is terminated by the Company without Cause (as defined below), then, subject to your signing and not revoking a general release of claims in a form satisfactory to the Company (if permitted by applicable law), the Company shall pay you severance pay that is equal to your monthly salary times the number of full calendar years you have been employed by the Company as of the date of termination (which number shall not exceed twelve (12) in any case).  Other than payment of Base Salary as then in effect through and including the date of termination and the severance pay, you shall have no further right to receive any other compensation after such termination of employment.  For purposes of this subsection 6i and the severance pay hereunder, a resignation for Good Reason shall constitute a termination by the Company without Cause.

Date of Termination.  The date of termination of employment without Cause shall be the date specified in a written notice of termination to you (which generally will be the date of the notice).

ii.                                       Termination for Cause; Resignation.

General.  If, prior to the expiration of this letter of agreement, your employment is terminated by the Company for Cause, or you resign from your employment hereunder, you shall be entitled only to payment of your Base Salary as then in effect through and including the date of termination or resignation and shall have no further right to receive any other compensation after such termination or resignation of employment.  For purposes of this subsection 6ii, a conclusion of the Employment Term specified in section 2 shall constitute your resignation from employment if the Company proposes a renewal of the Employment Term which you do not accept.

Date of Termination.  The date of termination for Cause shall be the date specified in a written notice of termination to you.  In the event of your resignation, the date of termination shall be (a) in the event of resignation without Good Reason, the date specified in the written notice of resignation from you to the Company which shall not be within ninety (90) days of the date of the written notice, or if no date is specified therein, the ninetieth (90th) day after receipt by the Company of written notice of resignation from you, and (b) in the event of resignation for Good Reason, the date of your actual resignation after the required cure period as specified in subsection 6iv.

iii.                                    Cause.

For purposes of this letter of agreement, termination for “Cause” shall mean termination of your employment because of:

(a) any act or omission that constitutes a breach by you of any of your obligations under this letter of agreement;

(b) your criminal liability being pursued in accordance with applicable law;

(c) any willful violation or breach by you of any material corporate rule or policy of the Company; or

(d) any intentional misconduct, gross negligence, or act of dishonesty or fraud by you in connection with the performance of your duties that causes significant losses to the Company.

iv.                                   Good Reason.

For purposes of this letter of agreement, “Good Reason” shall mean any of the following:

(a) a failure by the Company to pay material compensation due and payable to you in connection with your employment; or

(b) a material diminution of your authority, responsibilities or positions from those set forth in this letter of agreement other than in connection with a medical disability as a result of which you are unable to substantially perform your duties for a period of at least 30 consecutive days;

provided, however, that no event or condition shall constitute Good Reason unless (1) you give the Company written notice of your objection to such event or condition within ten (10) days of the occurrence of such event or condition, (2) such event or condition is not corrected by the Company within 20 days of its receipt of such notice and (3) you resign your employment with the Company not more than ten (10) days following the expiration of the 20-day period described in the foregoing clause (2).

v.                                      Return of Property.

All documents, designs, plans, information, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you, utilized by you in the course of your employment, belonging or relating to the Company, or its business, services, customers, clients, prospective clients and suppliers, (including all copies) and all Confidential Information in your possession or control including all or any copies of the same shall remain the exclusive property of the Company and are to be returned on demand and by no later than the termination of your employment.

7.                                      Miscellaneous

You shall provide the Company with certificates or information regarding your ID, passport, working experience and working skills.  You shall warrant the authenticity of the aforesaid certificates or information.  You also warrant that currently you do not have any employment relationship with any other companies or entities, that you are not subject to any non-compete obligations on any other obligations that would interfere with your employment, that you are not involved in any disputes with a previous employer, that you have returned all property of your previous employers, and that you will not use any information from a prior employer in connection with your employment with the Company.  Any false statement by you on the aforesaid matters would constitute serious violation of the policies of the Company, and the Company shall be entitled to terminate this letter of agreement without any additional compensation to you.

You agree to strictly comply with any and all of the provisions in this letter of agreement and all other Company policies as amended from time to time at the Company’s sole discretion.

Any dispute, difference, controversy, or claim of any kind whatsoever that arises or occurs between the parties in relation to any thing or matter arising under, out of, or in connection with this letter of agreement shall first be resolved by the parties through consultation.  In case any dispute fails to be resolved through consultation within thirty (30) days as of either party’s delivery to the other of a written notice for consultation, either party hereto may, within sixty (60) days following the occurrence of such dispute, submit such dispute to the Beijing Municipal Labor Dispute Arbitration Committee (the “Committee”) for arbitration.  Should either party hereto refuse to accept an arbitral award by the Committee, such party may submit such dispute to any competent court within fifteen (15) days after the receipt of such an award, to which all such courts’ jurisdiction the parties hereby submit.

This letter of agreement shall be governed by and construed in accordance with the law of the Hong Kong Special Administrative Region, the People’s Republic of China.

This letter of agreement and all other documents referred to in this letter of agreement shall supersede all prior agreements and other documents of a similar nature addressing your employment with the Company.

(Signature Page Follows)

Please sign on the duplicate copy of this letter to confirm your acceptance of our offer and return it to us as soon as possible.  Upon the signing of this letter by you and us, this letter will be binding on both you and us.

Yours sincerely,

[•]
Chairman
Lentuo International Inc.
[Address]

Date: [•]

I accept the Company’s offer of employment, and acknowledge and agree to the above terms and conditions.

[Name of Employee]
[Address]
Date: [•]